Exhibit 10.23

EMPLOYMENT AGREEMENT

This Agreement is made and entered into by and between Mimecast North America, Inc. (the “Company”), a Delaware corporation with its principal place of business at Waltham, Massachusetts, and Peter Campbell (the “Executive”) as of June 12, 2015 (the “Effective Date”).

WHEREAS, the Executive has served as the Chief Financial Officer of the Company’s parent, Mimecast Limited, a company organized under the laws of England and Wales (the “Parent”), and of the subsidiaries of the Parent (collectively with the Parent and the Company, the “Group,” and each of them a “Group Member”) pursuant to a Service Agreement between the Parent and the Executive dated as of December 22, 2009 (the “Service Agreement”); and

WHEREAS, the Executive and the Company wish to memorialize their agreement that the Executive shall continue to serve as the Chief Financial Officer of the Group but shall be employed by the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the Executive and the Company hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment.

2. Term. Subject to earlier termination as hereinafter provided, the Executive’s employment shall commence on the Effective Date on an “at will” employment basis, and shall continue until terminated pursuant to Section 5 hereof (the “Term”).

3. Capacity and Performance.

(a) During the Term, the Executive shall serve as the Chief Financial Officer of the Group. The Executive shall report to the Board of Directors of the Parent (the “Board”). In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Group Members if so elected or appointed from time to time.

(b) During the Term, the Executive shall be employed by the Company on a full-time basis, shall work primarily from the Company’s offices in Massachusetts and shall perform the duties and responsibilities of his position and such other duties and responsibilities on behalf of the Group as reasonably may be designated from time to time by the Board. During the Term, the Executive shall undertake such business, travel, both domestic and international, as is necessary for the proper performance of his duties to the Group.

(c) During the Term, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and the Group and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the Term of this Agreement, except as may be expressly approved in advance by the Board in writing.

(d) During the Term, the Executive shall:

(i) Not take any action that would harm the reputation of any Group Member;

(ii) Report to the Board his own material wrongdoing and any material wrongdoing or proposed material wrongdoing of any employee or director of any Group Member (whether alone or in concert with any other employee);

(iii) Report to the Board:

(A) the plans of any other senior employee of any Group Member to leave his or her employment;

(B) the plans of any other senior employee of any other Group Member to compete with the business of the Group or of any Group Member; or

(C) the misuse by any employee of any Group Member of any Confidential Information or any Intellectual Property;

(iv) Ensure that he meets the requirements of any regulatory body or any other entity whose consent or approval is required to enable him to undertake any of his duties hereunder; and

(v) When requested to do so, fully and promptly give the Board such explanations, information and assistance as it may require relating to the transactions and affairs of any Group Member of which the Executive shall have knowledge or of which the Executive ought to have knowledge.

4. Compensation and Benefits. As compensation for all services performed by the Executive during the Term and subject to the Executive’s performance of his duties and obligations to the Company and the Group, pursuant to this Agreement or otherwise, the Company shall provide the Executive with the following compensation and benefits:

(a) Base Salary. The Company shall pay the Executive a base salary at the rate of Two Hundred and Eighty -Five Thousand Dollars ($285,000.00) per annum, payable in accordance with the payroll practices of the Company for its executives (such base salary, as from time to time adjusted, the “Base Salary”). The Base Salary shall be reviewed not less than once in each calendar year and shall be subject to adjustment by the Board, acting in its sole discretion.

(b) Incentive and Bonus Compensation. The Executive shall be eligible to be considered for a bonus annually during the Term. The amount of the bonus shall be fifty percent (50%) of Base Salary, based on its assessment, in its discretion, of the Executive’s performance and that of the Company against appropriate and reasonably obtainable goals established annually by the Compensation Committee of the Board after consultation with the Executive (the “Bonus”). Any Bonus paid to the Executive shall be in addition to the Base Salary. Any Bonus due to the Executive hereunder will be payable not later than two and one-half months following the close of the fiscal year for which the Bonus was earned or as soon as administratively practicable in accordance with Section 7 of the Agreement.

(c) Vacations. During the Term, the Executive shall be entitled to earn vacation at the rate of twenty-five (25) days per year. The vacation year shall be from April 1 to March 31. Up to fifteen (15) days’ earned but unused vacation may be carried forward from one vacation year to the following vacation year, provided that such carried forward vacation must be used by September 30 of such following vacation year. The Executive may take vacation at the discretion of the Board, and not more than two weeks may be taken at any one time without the prior written consent of the Board, which shall not be unreasonably withheld. Upon termination of employment, the Executive shall be entitled to receive payment for the number of days of vacation earned but not used (including any days carried over from the prior vacation year). Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(d) Other Benefits. During the Term hereof, the Executive shall be entitled to participate in any and all Employee Benefit Plans from time to time in effect for employees of the Company generally, except to the extent any such Employee Benefit Plan is in a category of benefit otherwise provided to the Executive (e.g., a severance pay plan). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, add to or delete its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive. For purposes of this Agreement, “Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3(3) of ERISA, as amended from time to time.

(e) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified by the Company from time to time. Reimbursement to the Executive for expenses eligible for reimbursement shall be paid to the Executive not later than thirty (30) days following the presentation of the required substantiation and documentation.

5. Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall terminate prior to the expiration of the Term under the following circumstances:

(a) Death. In the event of the Executive’s death during the Term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in writing, to his estate, (i) any Base Salary earned but not paid during the final payroll period of the Executive’s employment through the date of termination, (ii) any pro-rata Bonus earned but not paid during the final payroll period of the Executive’s employment through the date of termination; (iii) pay for any vacation time earned but not used through the date of termination, and (iv) any business expenses incurred by the Executive but un-reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of termination, that such expenses are reimbursable under Company policy and that any such expenses subject to the last sentence of Section 4(e) shall be paid not later than the deadline specified therein (all of the foregoing, “Final Compensation”). Any Base Salary, pro-rata Bonus and accrued vacation payable to the Executive shall be payable on the next regular Company payroll date following the Executive’s death. The Company shall have no further obligation to the Executive hereunder.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon one hundred twenty (120) days’ notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for ninety (90) days during any period of three hundred and sixty-five (365) consecutive calendar days. Upon the termination of the Executive’s employment as a result of disability, the Company shall have no further obligation to the Executive, other than for Final Compensation, which shall be paid to the Executive in accordance with Section 5(a).

(ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability or during the notice period provided in Section 5(b)(i). Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(d), to the extent permitted by the then-current terms of the applicable benefit plans, until the Executive becomes eligible for disability income benefits under any disability income plan of the Company or until the termination of his employment, whichever shall first occur.

(iii) While receiving disability income payments under any disability income plan of the Company, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(d) and the terms of such plans, until the termination of his employment.

(iv) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon four (4) months written notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i) The Executive’s significant failure to perform (other than by reason of disability), or material negligence in the performance of, his duties and responsibilities to any Group Member that, if susceptible of cure, is not cured within thirty (30) days following notice of such failure from the Board;

(ii) Material breach by the Executive of any provision of this Agreement or any other agreement with any Group Member that, if susceptible of cure, is not cured within ten (10) days following notice of such breach from the Board;

(iii) Other conduct by the Executive that could reasonably be expected to be harmful to the business, interests or reputation of any Group Member;

(iv) The Executive’s commission of any criminal offense or any act of dishonesty or any serious misconduct of any nature, in each case whether during the performance of his duties or otherwise, that in the opinion of the Board renders the Executive unfit to continue as an executive of the Group;

(v) The Executive’s being disqualified to take part in the management of any Group Member pursuant to applicable law;

(vi) The Executive’s due to his failure to meet the requirements of, or his breach of the rules of, any regulatory body whose consent or approval is required to enable the Executive to undertake all or any of his duties; or

(vii) The Executive’s repeated failure to perform his duties to a standard satisfactory to the Board after being provided a written warning from the Board setting forth in reasonable detail the nature of such failure that, if susceptible of cure, is not cured within ten (10) days following notice of such failure from the Board.

The Executive’s employment shall terminate hereunder upon the expiration of four (4) months from the delivery of the notice of termination for Cause described in this Section 5(c) and the expiration of any applicable cure period without cure by the Executive. In the event of termination of the Executive pursuant to this Section 5(c), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary, pro-rata Bonus and Company-paid medical and dental benefits for the period so waived as part of his Final Compensation. Upon the termination of the Executive’s employment for Cause, Final Compensation shall be paid to the Executive in accordance with Section 5(a). In addition to Final Compensation and provided that no benefits are payable to the Executive under a separate severance agreement as a result of such termination, the Company shall continue to pay the Executive the Base Salary, pro-rata Bonus and Company-paid medical and dental benefits until the expiration of six (6) months following the date of termination (the “Severance”). Any such Severance payout shall be inclusive of any payment in lieu of notice due to Executive as provided above. Any obligation of the Company to provide the Severance is conditioned, however, on the execution and delivery to the Company by the Executive of a timely and effective release of claims in the form provided by the Company by the deadline specified therein, all of which (including the lapse of any period for revoking the Release of Claims as specified in the Release of Claims) shall have occurred no later than thirty (30) calendar day following the date of termination (any such release submitted by such deadline, the “Release of Claims”). Subject to Section 7 below, any Severance to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company for its executives, with the first payment, which shall be retroactive to the day immediately following the date the Executive’s employment terminated, being due and payable on the Company’s next regular payday for executives that follows the expiration of thirty (30) calendar days from the date the Executive’s employment terminates.

(d) By the Company Other than for Cause or Disability. The Company may terminate the Executive’s employment hereunder other than for Cause or disability at any time upon four (4) months written notice to the Executive. Upon the termination of the Executive’s employment other than for Cause or disability, the Company shall provide the Executive with his Final Compensation, which shall be paid to the Executive in accordance with Section 5(a). In the event of termination of the Executive pursuant to this Section 5(d), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary, pro-rata Bonus and Company-paid medical and dental benefits for the period so waived as part of his Final Compensation. In addition to Final Compensation and provided that no benefits are payable to the Executive under a separate severance agreement as a result of such termination, the Company shall continue to pay the Executive the Severance (as defined in Section 5(c) above). Any such Severance payout shall be inclusive of any payment in lieu of notice due to Executive as provided above. Any obligation of the Company to provide the Severance is conditioned, however, on the execution and delivery to the Company by the Executive of a timely and effective release of claims in the form provided by the Company by the deadline specified therein, all of which (including the lapse of any period for revoking the Release of Claims as specified in the Release of Claims) shall have occurred no later than thirty (30) calendar day following the date of termination (any such release submitted by such deadline, the “Release of Claims”). Subject to Section 7 below, any Severance to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company for its executives, with the first payment, which shall be retroactive to the day immediately following the date the Executive’s employment terminated, being due and payable on the Company’s next regular payday for executives that follows the expiration of thirty (30) calendar days from the date the Executive’s employment terminates.

(e) By the Executive. The Executive may terminate his employment hereunder at any time upon one hundred twenty (120) days’ notice to the Company, unless such termination would violate any obligation of the Executive to the Company under a separate severance agreement. In the event of termination of the Executive pursuant to this Section 5(e), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the period so waived as part of his Final Compensation. Upon the termination of the Executive’s employment by the Executive, the Company shall have no further obligation to the Executive, other than for Final Compensation, which shall be paid to the Executive in accordance with Section 5(a).

(f) In the event the Executive’s employment with the Company is terminated for any reason, the Executive agrees to tender his resignation from the Board of Directors and any other board or officer positions held with the Company or its affiliates, effective no later than the date of termination, or at such other mutually agreeable time. Nothing in this paragraph shall limit or otherwise change the at-will nature of the Executive’s employment by the Company.

6. Effect of Termination. The provisions of this Section 6 shall apply to any termination of the Executive’s employment hereunder:

(a) Payment by the Company of Final Compensation and any Severance that may be due under Section 5 shall constitute the entire obligation of the Company to the Executive hereunder.

(b) Except for any right of the Executive to continue medical and dental plan participation in accordance with applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any payment of Severance or other payment to the Executive following such date of termination.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 8, 9 and 10 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 5(d) hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 8, 9 and 10 hereof. The Executive recognizes that, except as expressly provided in Section 5(d), no compensation is earned after termination of employment.

7. Timing of Payments and Section 409A Compliance. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Employer at the time of Executive’s termination to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon termination set forth herein and/or under any other agreement with the Employer are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the Date of Termination or (ii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

8. Confidential Information.

(a) The Executive acknowledges that the Group Members continually develop Confidential Information, that the Executive has and will continue to develop Confidential Information for the Company and other Group Members and that the Executive has and will continue to learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and other Group Members for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Group Members, any Confidential Information obtained by the Executive incident to his employment or other association with the Group Members. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 8 shall not apply to information which is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Group Members.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Group Members and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Group Members. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

(c) Upon the termination of the Executive’s employment for any reason, or upon the request of the Board, the Executive shall permanently delete any Confidential Information or Document stored on any medium under the Executive’s control and disclose any and all passwords necessary or desirable to access information of any kind stored on the information systems of the Company or any other Group Member.

9. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

10. Restricted Activities.

(a) The Executive acknowledges that he is bound by certain obligations to the Parent and the other Group Members pursuant to Article 17 of the Service Agreement and that such obligations shall remain in full force and effect in accordance with their terms during his employment by the Company hereunder (the “Existing Obligations.”).

(b) In addition to the Existing Obligations, the Executive agrees that the following restrictions on his activities during and after his employment hereunder are necessary to protect the good will, Confidential Information, trade secrets and other legitimate interests of the Group Members:

(i) During the Term, the Executive will not undertake any outside activity, whether or not competitive with the business of any Group Member that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Group Members.

(ii) During the Term and for six (6) months after his employment terminates (the “Restricted Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with any Group Member within any geographic area in which such Group Member does business or undertake any planning for any business competitive with any Group Member. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of any Group Member as conducted or under consideration at any time during the Executive’s employment and further agrees not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any business that is competitive with the business of any Group Member for which the Executive has provided services, as conducted or in planning during his employment. Restricted activity includes without limitation accepting employment or a consulting position with any Person who is, or at any time within twelve (12) months prior to termination of the Executive’s employment has been, a customer of any Group Member. For the purposes of this Section 10, the business of any Group Member shall include all Products and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products. The foregoing, however, shall not prevent the Executive’s passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.

(iii) During the Restricted Period, the Executive will not directly or indirectly (a) solicit or encourage any customer of any Group Member to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer of any Group Member to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any Group Member; provided that these restrictions shall apply (1) only with respect to those Persons who are or have been a customer of such Group Member at any time within the immediately preceding twelve (12) month period or whose business has been solicited on behalf of the Company or any Group Member by any of their officers, employees or agents within said twelve (12) month period, other than by form letter, blanket mailing or published advertisement, and (2) only if the Executive has performed work for such Person, or been introduced to, or otherwise had contact with, such Person as a result of his employment or other associations with any Group Member, or has had access to Confidential Information which would assist in the Executive’s solicitation of such Person.

(iv) During the Restricted Period, the Executive will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of any Group Member or seek to persuade any employee of any Group Member to discontinue employment or (b) solicit or encourage any independent contractor providing services to any Group Member to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” of any Group Member is any person who was such at any time within the preceding twelve (12) months.

11. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 8, 9 and 10 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the good will, Confidential Information, trade secrets and other legitimate interests of the Group Members; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by these restraints. The Executive further agrees that he will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 8, 9 or 10 hereof, the damage to each affected Group Member would be irreparable. The Executive therefore agrees that each Group Member, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond and to recover its reasonable attorneys’ fees and costs incurred in securing such relief. The Executive understands that his position and/or responsibilities within the Company may change during the course of his employment. Notwithstanding those possible changes, the Executive understands and agrees that the provisions of and, in particular, Section 8, 9 and 10 hereof, shall remain in full force and effect. The Executive agrees that the Restricted Period shall be tolled, and shall not run, during any period of time in which he is in violation of the terms thereof, in order that the Group Members shall have all of the agreed-upon temporal protection recited herein. The parties further agree that, in the event that any provision of Section 8, 9 or 10 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

12. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

13. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Confidential Information” means any and all information of any Group Members that is not generally known by those with whom such Group Member competes or does business, or with whom such Group Member plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by any Group Members would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Group Members, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Group Members, (iv) the identity and special needs of the customers of the Group Members and (v) the people and organizations with whom the Group Members have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the any Group Member has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

(b) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either the Products or any prospective activity of any Group Member or that make use of Confidential Information or any of the equipment or facilities of any Group Member.

(c) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Group Members.

(d) “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by any Group Member, together with all services provided or planned by any Group Member, during the Executive’s employment.

14. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Group Members or in the event that the Parent or the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national or international courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment except only the Existing Obligations, any provisions of the Service Agreement necessary or desirable to enforcement of the Existing Obligations, and the Executive’s rights and obligations with respect to the securities of the Parent, all of which shall remain in full force and effect in accordance with their terms.

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

21. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23. Governing Law. This Agreement is made pursuant to and shall be governed by the laws of the State of Delaware, without regard to its rules regarding conflict of laws. The parties each irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the Effective Date first above written.

THE EXECUTIVE:	THE COMPANY

/s/ Peter Campbell	By:	/s/ Illegible

	Title:	General Counsel